UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASTEC INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

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ASTEC INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 30, 2020

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Astec Industries, Inc., a Tennessee corporation, will be held at the Company’s offices at 4101 Jerome Avenue, Chattanooga, Tennessee, on April 30, 2020, at 10:00 a.m., Chattanooga time, for the following purposes:

1.	To elect four directors in Class I to serve until the Annual Meeting of Shareholders in 2023, or in the case of each director, until a successor is duly elected and qualified.

2.	To vote on a non-binding resolution to approve the compensation of the Company’s executive officers.

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the calendar year 2020.

Only shareholders of record at the close of business on February 21, 2020 are entitled to notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. A complete list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders at the Company’s offices at 1725 Shepherd Road, Chattanooga TN  37421 from March 13, 2020 through the Annual Meeting.

By Order of the Board of Directors

Stephen C. Anderson
Secretary

Dated:  March 18, 2020

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET OR YOU MAY SIGN, DATE, AND RETURN THE PROXY APPOINTMENT CARD.  IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

ASTEC INDUSTRIES, INC.
1725 Shepherd Road
Chattanooga, Tennessee 37421
(423) 899-5898

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 30, 2020

The proxy appointment is solicited by and on behalf of the Board of Directors of Astec Industries, Inc. for use at its Annual Meeting of Shareholders to be held on April 30, 2020, at 10:00 a.m. Chattanooga time and at any adjournments thereof. The Annual Meeting will be held at the Company’s offices at 4101 Jerome Avenue, Chattanooga, Tennessee.

On or about March 19, 2020, the Company began mailing to its shareholders a notice containing instructions for voting and how to access this Proxy Statement and the Company’s 2019 Annual Report online, and the Company began mailing a full set of the proxy materials, including this Proxy Statement, a proxy card or voting instruction form and the Company’s 2019 Annual Report, to shareholders who had previously requested delivery of a paper copy of the proxy materials. For information on how to vote your shares or request a paper copy of the proxy materials, see the instructions included on the proxy card or voter instruction form and under “Proxies and Voting” on page 2 of this Proxy Statement. If you request a paper copy of the proxy materials it will be mailed to you within three business days.

Only holders of record of the Company’s Common Stock as of the close of business on February 21, 2020 will be entitled to notice of, and to vote at, the Annual Meeting. As of such record date, there were 22,551,781 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting. A shareholder is entitled to one vote for each share of Common Stock held.

QUORUM AND VOTING REQUIREMENTS
A majority of the outstanding shares of Common Stock entitled to vote on any proposal at the Annual Meeting, either present or represented by proxy, constitutes a quorum for the Annual Meeting. A quorum is necessary to conduct business at the Annual Meeting. The presence, in person or by proxy, of holders of Common Stock representing a majority of the number of votes entitled to be cast on a specific proposal is required to consider that proposal at the Annual Meeting. Even if a quorum is established for the Annual Meeting, it is possible that a quorum may not be established for a specific proposal presented at the Annual Meeting. You will be considered part of the quorum if you attend the Annual Meeting in person, vote via a toll-free telephone number, vote via the internet or vote by proxy. Abstentions and votes withheld from director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum for the Annual Meeting, but broker non-votes do not count as “shares present” at the Annual Meeting for purposes of determining a quorum for any proposal, including the election of directors.

The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote in the election of directors at the Annual Meeting at which a quorum is present is required for the election of each of the director nominees. Withholding authority to vote with respect to any one or more director nominees will constitute a vote against such nominee(s).

The approval of the non-binding resolution to approve the compensation of our executive officers and the ratification of the independent registered public accounting firm requires that the votes cast in favor of the matter exceed the votes cast opposing the matter. Abstaining to vote with respect to either of these matters will not constitute a vote for or against either matter.

Broker non-votes do not count as votes cast, and therefore will not affect the voting result as to any matter, including the election of directors. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority to vote on that item and has not received instructions from the owner of the shares.

PROXIES AND VOTING

Shareholders have a choice of voting by internet, by telephone or by using a traditional proxy card.

•	To vote by internet, go to www.proxyvote.com and follow the instructions. You will need the 12 digit number included on your proxy card or voter instruction form.

•	To vote by telephone, dial (800) 690-6903 and follow the instructions. You will need the 12 digit number included on your proxy card or voter instruction form.

•
If you received a notice and wish to vote by traditional proxy card, you can request to receive a full set of the proxy materials, including this Proxy Statement, a proxy card or voting instruction form and the Company’s 2019 Annual Report, at no charge through one of the following methods:

1) by internet: www.proxyvote.com;

2) by phone: (800) 579-1639; or

3) by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line).

•
If you choose not to vote by telephone or the internet and request a full set of the proxy materials, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.

The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive.

If you properly sign and return your proxy card or complete your proxy via the telephone or internet (and such proxy is not later revoked), your shares will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. In voting by proxy with regard to the non-binding resolution to approve the compensation of our executive officers and the ratification of the selection of the independent auditor, you may vote for or against the proposal, or you may abstain from voting. You should specify your choices when voting by proxy. If you return a signed proxy card without indicating your vote with regard to the matters to be voted upon, the shares represented by proxy will be voted “FOR” the election of each of the nominees for director, “FOR” the non-binding resolution to approve the compensation of our executive officers and “FOR” the ratification of the independent registered public accounting firm.

A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting by (i) submitting written notice to the Secretary of the Company at the Company’s address shown above, (ii) properly submitting to the Company (by mail, telephone or internet) a proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person.

PROXY SUMMARY

This proxy statement gives you information on the four Company Nominees recommended by our Board of Directors who are standing for election, compensation of our executive officers and our independent auditors. Because the following summary does not contain all of the information you should consider, you should carefully read this proxy statement in its entirety before voting.

The Company Nominees, three of whom are independent and the other one of whom is our Chief Executive Officer (“CEO”), bring a diverse range of skills, expertise and insights, which empowers the Board to provide sound guidance relevant to the Company’s scope, strategy, operations, and growth and profitability objectives. Each of the nominees currently serves as a director of the Company. The independent nominees include three directors with extensive knowledge and experience relevant to the Company’s operations, including background in manufacturing, construction, infrastructure and finance, as well as significant collective public company CEO experience. We believe this experience, together with their industry knowledge, integrity and commitment to the interests of all our shareholders, makes them best positioned to assist in creating value for our shareholders. We believe the inclusion of our CEO will provide the Board with invaluable insight into management’s view of our operations and operating practices. Notably, all of the members of our Board of Directors, other than our CEO, are independent.

We ask that you support our current directors and ratify the selection of our auditors in order for the Company to best position itself to move forward and achieve its long-term goals for the benefit of all stakeholders.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in successive years. The terms of directors of Class I expire with this Annual Meeting. The directors of Class II and Class III will continue in office until the 2021 and 2022 Annual Meetings of shareholders, respectively. At the present time, there are four directors serving in each of Classes I and Class III and three directors serving in Class II. The shareholders are being asked to vote for the election of four directors to serve in Class I.

The persons appointed as proxies will vote the shares represented by the proxy appointment in favor of the election to the Board of Directors of each of the four Class I nominees whose names appear below, unless the authority to vote for any or all of the nominees is withheld or such appointment has previously been revoked. It is anticipated that management shareholders of the Company will submit a proxy granting authority to vote their shares for the election of all the nominees. Each Class I director will be elected to hold office until the 2023 Annual Meeting of shareholders and thereafter until a successor has been duly elected and qualified. In the event that any nominee is unable to serve (which is not anticipated), the persons appointed as proxies will cast votes for the remaining nominees and for such other persons as they may select.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal provides our shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers (commonly known as a “say-on-pay” proposal), as required by Section 14A of the Securities Exchange Act of 1934.

As discussed in the Compensation Discussion and Analysis beginning on page 12, we have designed our executive compensation program to attract and retain key executives who are critical to our future success and the creation of shareholder value. We believe that both short-term and long-term incentive compensation opportunities provided to executive officers are directly aligned with our performance, and that our compensation program is structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact shareholder value.

The Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation beginning on page 21, and to cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables and any narrative compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our shareholders and will take into account the outcome of this vote in considering future compensation decisions. The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2021 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020. KPMG LLP served as the Company’s independent registered public accounting firm for the year ending December 31, 2019, and the services it provided to the Company and its subsidiaries in the year ending December 31, 2019 are described under “Audit Matters” below.

We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate practice.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR CALENDAR YEAR 2020.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

CERTAIN INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

Our directors have the necessary skills needed to oversee the execution of our strategy to design, manufacture and sell the most innovative, productive, reliable and safe equipment for our customers in the Infrastructure, Aggregate, Mining and Energy industries, as well as improve the Company’s financial performance and appropriately allocate capital to areas that will drive the business forward and enhance shareholder value. Together, they have significant combined experience serving leading manufacturing, construction equipment and distribution companies, including:

•	Louisiana Pacific, a global leader in high-performance building solutions;
•	Fluor, one of the world's largest engineering, procurement, fabrication, construction and maintenance companies;
•	H.T. Hackney, a diversified wholesale food distributor in the Southeast and Midwest United States;
•	The Manitowoc Company, a leading global manufacturer of cranes and lifting solutions;
•	Gehl Company, a producer of Gehl, Manitou and Mustang branded equipment for construction, agriculture, industry and beyond; and
•	Granite Construction, one of the nation’s largest diversified infrastructure providers and construction materials producers.

Importantly, our Board of Directors has the right mix of experience and expertise necessary to efficiently and effectively oversee the business and proper direction of capital to capture both short and long-term opportunities, all while delivering value to shareholders, employees and customers.

Our Board of Directors is well positioned to deliver on our commitment to improving financial performance and making progress to advance operational excellence across the Company.

The following section sets forth the names of the nominees for director and of the Company’s continuing directors as of the date of the Annual Meeting, their ages, the year in which they were first elected directors, their positions with the Company, their principal occupations and employers for at least the last five years, and any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940. For information concerning membership on Committees of the Board of Directors, see “Corporate Governance—Board Committees” below.

Nominees with Terms of Office Expiring in 2023 (Class I):

William D. Gehl, 73, who currently serves as the Chairman of the Board of Astec Industries, also previously served as a member of the Board and Chief Executive Officer of Gehl Company, a company engaged in the manufacturing of compact construction equipment, from 1987 and 1992, respectively, until his retirement in 2009. Mr. Gehl also served as Chairman of the Board of Gehl Company from 1996 until his retirement. Since June 2011, Mr. Gehl has been an owner and Chairman of IBD of Southeastern Wisconsin, an exclusive distributor of Interstate Batteries in southeastern Wisconsin. Mr. Gehl also serves as Chairman of the Board and a Director of FreightCar America, a public company engaged in the manufacturing of railroad freight cars. Mr. Gehl is a member of the state bars of Wisconsin and Florida. Mr. Gehl has been a Director of the Company since 1999.

Mr. Gehl, having served as the CEO of a publicly owned construction equipment manufacturing company for 16 years, brings a broad range of experiences in both strategic planning and management. Mr. Gehl’s manufacturing, marketing and financing knowledge is very valuable to the Company.

William G. Dorey, 75, served as Director, President and Chief Executive Officer of Granite Construction Incorporated from 2004 until his retirement from employment in 2010. Mr. Dorey continued to serve as a Director of Granite Construction until June 2017. Granite Construction is a publicly traded heavy civil contractor engaged in the construction and improvement of roads, mass transit facilities, airport infrastructure, bridges, dams and other infrastructure-related projects and the production of sand, gravel and asphalt concrete and other construction materials. Mr. Dorey started his career with Granite Construction in 1967 and held numerous positions over his 42 years with the company. Mr. Dorey has also served in various industry leadership roles, including founding Chairman of the Construction Industry Ethics and Compliance Initiative (CIECI) Steering Committee, trustee of the Norman Y. Mineta International Institute for Surface Transportation Policy Studies, member on the Construction Industry Round Table (CIRT), director of the California Chamber of Commerce, and director of the California Business Roundtable. Mr. Dorey has been a Director of the Company since 2011.

Mr. Dorey has extensive experience within the infrastructure construction industry and his knowledge and understanding of the industry and our customer needs provides valuable insight to the Company.

Charles F. Potts, 75, is the Chairman of the Board of Heritage Construction and Materials, a provider of construction materials and services that operates in the Midwest United States and China. He previously served as Chief Executive Officer of Heritage Construction and Materials from 2003 thru 2012. Prior to joining Heritage Construction and Materials, Mr. Potts was employed as an executive officer of Ashland, Inc., where he served as President of APAC Inc. and Senior Vice President of Ashland Inc. Mr. Potts also served as the Director of Construction of the Florida Department of Transportation for 18 years. Mr. Potts has previously served as the Chairman of the Board of the National Center for Asphalt Technology, the International Center for Aggregates Research and the American Road and Transportation Builders Association. Mr. Potts has been a Director of the Company since 2014.

Mr. Potts brings extensive experience in, and knowledge of, the construction and aggregates industry to the Company. In addition to his executive leadership experience in the industry, he has conducted extensive research involving highway construction materials and pavement design and published the original guide specification for asphalt recycled pavements.

Barry A. Ruffalo, 50, has served as Chief Executive Officer and President of Astec Industries since August 2019. Prior to joining Astec Industries, he was employed by Valmont Industries, a publicly-traded global producer of highly-engineered fabricated metal products, where he had served from 2015 to 2016 as Executive Vice President, Operational Excellence, from 2016 to 2017 as Group President - Energy & Mining, during 2017 as Group President - North America Structures/Energy/Mining and from 2018 to July 2019 as Group President of Global Engineered Support Structures. Preceding his career at Valmont Industries, from 2013 to 2015, Mr. Ruffalo served terms as President of the Irrigation and of the Infrastructure divisions of Lindsay Corporation, a publicly-traded global leader in proprietary water management and road infrastructure products and services.

Mr. Ruffalo, based on his current service as Chief Executive Officer and President of the Company and his prior service as an executive of two other companies, provides the Board with invaluable insight into industrial operations and knowledge of the Company’s current operations.

Current Directors with Terms of Office Expiring in 2022 (Class III):

William B. Sansom, 78, has served as the Chairman and Chief Executive Officer of The H.T. Hackney Co., a diversified wholesale food distributor in the Southeast and Midwest United States, since 1983. Formerly, Mr. Sansom served as the Tennessee Commissioner of Transportation from 1979 to 1981 and as the Tennessee Commissioner of Finance and Administration from 1981 to 1983. Mr. Sansom has also previously served as a director of the board of the Tennessee Valley Authority, including two terms as its Chairman; as a director on the board of First Horizon National Corporation; as a director and audit committee member of Martin Marietta Materials, Inc.; and has served as a director of Mid-American Apartment Communities. Mr. Sansom served for 15 years on the University of Tennessee Board and was vice-chairman for 8 of those years. He also served on the Wake Forest Board and the Oak Ridge National Lab Board. Mr. Sansom has been a Director of the Company since 1995.

Mr. Sansom brings over 35 years of experience as a CEO and Chairman of a diversified distribution/manufacturing company. Having also served in numerous governmental positions for the State of Tennessee, Mr. Sansom offers information and insight into areas of government relations and regulatory issues. Mr. Sansom has also previously served on the Board of Directors of the National Crushed Stone Association and has former business experience in the aggregate industry. Additionally, Mr. Sansom previously served on the Oak Ridge National Lab Board. Currently Mr. Sansom is a major owner, with his family, in a vermiculite mining company.

William Bradley Southern, 60, has been the Chief Executive Officer and member of the Board of Directors of Louisiana-Pacific (“LP”), a global leader of high performance building solutions based in Nashville, Tennessee since 2017. Mr. Southern joined LP in 1999 and led LP’s siding business from 2005 to 2015 before taking the lead for OSB operations, a position he held until he was named Chief Operating Officer in 2016. Mr. Southern began his career with MacMillan Bloedel as a forester, where he held a variety of jobs in forestry, strategic planning, finance, accounting and plant management. He has a B.S. and a master’s degree in Forest Resources, both from the University of Georgia. Mr. Southern has been a director of the Company since 2018.

Mr. Southern brings to the Company more than 20 years of experience in the building materials manufacturing industry, including two years as CEO of a high performance building solutions company. Astec benefits from his strong focus on operational execution and his fresh insights and perspective as the Company continues to execute its strategic plan to accelerate growth, improve profitability and drive shareholder value.

Tracey H. Cook, 52, has been a Vice President of Fluor and President of AMECO since 2014. Fluor is Fortune 500 engineering and construction company and AMECO offerings include construction equipment, tools and scaffolding solutions. Ms. Cook joined Fluor Corporation in 1989 and, beginning in 2001, served as AMECO’s CFO, VP of Regional Operations for North America/Caribbean and Chief Operations Office for the business globally before becoming its President in 2014. Prior to 2001, she worked in finance on multiple projects with various industry groups in addition to new business and e-commerce initiatives for Fluor. She then transferred to AMECO where she was instrumental in divesting the North American commercial equipment dealerships in 2001. She has a B.S. in Accounting from the University of South Carolina and has completed several executive management and leadership programs including Wharton and Thunderbird. Ms. Cook has been a director of the Company since 2018.

Ms. Cook brings nearly 30 years of experience in optimizing operations, finance, international business and the construction equipment industry. As a leader at a Fortune 500 engineering and construction company, Ms. Cook is uniquely qualified to provide relevant expertise that is very valuable to the Company as it executes its strategy. Ms. Cook serves as one of the financial experts of the Company’s Audit Committee.

Mary L. Howell, 67, has served as Chief Executive Officer of Howell Strategy Group, an international consulting firm, since the firm’s founding in January of 2010. Previously, Ms. Howell served as Executive Vice President of Textron Inc. from 1995 to 2009. She was an officer of that company for 24 years, serving on the Textron Management Committee, which was composed of Textron’s top five executives responsible for the management of the company, for over 15 years. Ms. Howell served as Lead Director of the Board of Directors of Esterline Corporation, an aerospace and defense company until 2018. In addition, she serves on the Board of Vectrus, an industry-leading facilities management, logistics and network communications services company, and is a member of its Audit and Compensation Committees and Chairs the Strategy Committee. In 2008, Ms. Howell received the Charles Ruch Semper Fidelis Award and in 2010 became an Honorary Marine for her long-standing commitment to the U.S. Marine Corps and her leadership in various programs that have supported the Marine Corps mission. She graduated from the University of Massachusetts at Amherst with a Bachelor of Science Degree. Ms. Howell has been a director of the Company since 2019.

Ms. Howell has extensive experience in global operations, marketing, sales, business development and merger and acquisition transactions that strengthen the Board’s oversight of the Company’s strategic plans and enterprise risk. Ms. Howell also has significant board experience that has given her insight to sophisticated risk management practices that contributes to the Board’s oversight of the Company’s complex global operations.

Continuing Directors with Terms of Office Expiring in 2021 (Class II):

Daniel K. Frierson, 78, has been the Chief Executive Officer of The Dixie Group, Inc., a public company in the floor-covering manufacturing business, since 1979 and has served as its Chairman of the Board since 1987. Mr. Frierson also previously served as a director on the board of Louisiana-Pacific Corporation until May 2017. Mr. Frierson has been a Director of the Company since 1994.

Mr. Frierson, based on his more than 40 years of experience as a CEO of a public company and his service as a Director of the Company for more than 20 years, provides the Board with unique strategic planning and risk assessment experience. Mr. Frierson’s knowledge and experience in manufacturing is also valuable to the Company.

Glen E. Tellock, 59, has been the President and CEO of Lakeside Foods, a privately-held international food processor, since May 2016. Previously, he served as the President and CEO of The Manitowoc Company, a manufacturer of construction and food service equipment, from May 2007 until October 2015. He also served as Chairman of the Board of The Manitowoc Company from February 2009 until October 2015. Prior to that, he served as Senior Vice President of The Manitowoc Company beginning in 1999 and President and General Manager of Manitowoc Crane Group beginning in 2002. Prior to joining Manitowoc in 1991, Mr. Tellock served as Financial Planning Manager with the Denver Post Corporation and as Audit Manager with Ernst and Whinney. Mr. Tellock also currently serves as a director on the board of Badger Meter, Inc. Mr. Tellock has been a Director of the Company since 2006.

Mr. Tellock, who serves as one of the financial experts of the Company’s Audit Committee and has previously served as an audit manager of a major accounting firm, provides the Board with extensive knowledge and experience with respect to financial reporting and risk assessment. Accordingly, Mr. Tellock depth of public company leadership experience, expertise in managing complex manufacturing operations and knowledge in leading a multi-billion-dollar global company are especially valuable to the Board and management team. In addition, his knowledge of manufacturing and marketing of construction equipment both domestically and internationally provides the Board unique perspective.

James B. Baker, 74, has been a Managing of Partner River Associates Investments, LLC and predecessor entities, a private equity investment fund which partners with management teams in buyouts, divestitures and recapitalizations of lower middle market companies since 2001. From 1993 to 2001, he was a Partner in River Associates, LLC. Mr. Baker was President and Chief Operating Officer (1991-1992) and Senior Vice President (1987-1991) of CONSTAR International, Inc., a plastics container manufacturer. Mr. Baker also formerly served as a director of Wellman, Inc. and US Xpress. Mr. Baker has been a Director of the Company since 2010.

Mr. Baker’s strong background in all aspects of executing acquisitions, both in the U.S. and internationally, are valuable to the Company. He also has over 30 years of experience in strategic planning and operating decisions for middle market companies in a variety of industries. Mr. Baker, who serves as one of the financial experts of the Company’s Audit Committee, has a financial background and has had a wide range of experience in financial reporting for publicly-owned companies. He has served as an independent director on the audit committees of two public companies, had primary responsibility for the financial reporting of a public company and also worked with several public companies during his career with Arthur Andersen & Co.

CORPORATE GOVERNANCE

Independent Directors

The Company's Common Stock is traded in the Nasdaq National Market under the symbol “ASTE.” Nasdaq requires that a majority of the directors be “independent directors,” as defined in the Rule 5605(a)(2) of the Nasdaq Marketplace Rules, which we refer to as the Nasdaq Rules. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined by resolution that current directors (including three of the four nominees for re-election) Baker, Cook, Dorey, Frierson, Gehl, Howell, Potts, Sansom, Southern and Tellock, are independent directors as defined in the Nasdaq Rules based on an analysis of all facts specific to each director. The Board has affirmatively determined by resolution that the Company must have two or more regularly scheduled executive session meetings each year attended solely by these independent directors.

Board Leadership Structure and Risk Oversight

William D. Gehl currently serves as Chairman of the Board and as such presides over and sets the agenda for meetings of the Board. With the exception of Barry Ruffalo, the Company’s CEO, all of the directors of the Company (including the other current nominees) are and have been independent. At certain times in the past, primarily when the CEO of the Company also served as the Chairman of the Board, the Board also appointed a Lead Independent Director. During late 2019, the Board decided to leave the position of Lead Independent Director unfilled as long as a non-executive of the Company serves as Chairman of the Board.

As part of its general oversight duties, the Board oversees the Company’s risk management. Management informs the Board of the operational and financial risks the Company is facing, and the Board reviews the steps that management is taking to address and mitigate such risks. We believe the Board’s current leadership structure facilitates the Board’s oversight of the Company’s risk management. The Company’s Board of Directors will periodically review its leadership structure to ensure that it remains the optimal structure for the Company and its shareholders.

Board Meetings and Attendance

The Company’s expectation is that all directors attend all meetings of the Board of Directors and committees on which they serve and the Annual Meeting of shareholders. The Board has affirmatively determined by resolution that it encourages all members of the Board to attend each Annual Meeting of shareholders, particularly those directors who are nominees for election at any such meeting. During 2019, the Board of Directors held 11 meetings in person or telephonically, and the Board’s committees held the meetings described below. During 2019, each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board of Directors held during their term as a director and (2) the total number of meetings held by all committees of the Board on which the director served. All of the Company’s directors who were serving in such capacity in April 2019 were in attendance at the Company’s 2019 Annual Meeting of shareholders.

Board Committees

During 2019, the Company’s Board of Directors had an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Company’s Board of Directors also had an Executive Committee until it was dissolved in 2019. Certain information regarding the Board’s committees is set forth below.

Executive Committee

Previously, the Executive Committee was authorized to act on behalf of the Board of Directors on matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. However, in December 2019, the Board dissolved this committee and does not expect it to exist on a going forward basis. During 2019, the members of the Executive Committee were Messrs. Brock, (until his resignation in January 2019) and Frierson; however, the Executive Committee did not meet during 2019.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, annually reviews and recommends to the Board the firm to be engaged as the independent registered public accounting firm for the next year, reviews with the independent registered public accounting firm the plan and results of the auditing engagement, reviews the scope and results of the Company’s procedures for internal auditing and inquires as to the adequacy of the Company’s internal accounting controls. Directors Baker (Chairman), Cook, Dorey, Frierson, Gehl, Potts, Sansom, Southern and Tellock were members of the Audit Committee during all of 2019 and Director Howell upon her appointment to the Board in early 2019. During 2019, the Audit Committee held nine meetings. The current members of the Audit Committee are Baker (Chairman), Cook, Dorey, Frierson, Gehl, Howell, Potts, Sansom, Southern and Tellock. Mr. Baker, Ms. Cook and Mr. Tellock have been designated by the Board as Audit Committee financial experts. All members of the Audit Committee are independent (as independence is defined in the Nasdaq Rules). The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Company’s current Audit Committee charter can be found on the Company’s website at www.astecindustries.com.

Compensation Committee

The Compensation Committee is authorized to evaluate, determine and approve the compensation of our executive officers, including our named executive officers, to consider and recommend to the full Board the executive compensation policies of the Company and to administer the Company’s stock incentive plans. Messrs. Dorey (Chairman), Baker, Gehl and Potts were members of the Compensation Committee during the first seven months of 2019. Since August 5, 2019, the members of the Compensation Committee have been and currently are Directors Dorey (Chairman), Baker, Cook, Southern and Tellock. During 2019, the Compensation Committee held four meetings. All members of the Compensation Committee are independent (as independence is defined in the Nasdaq Rules). The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Company’s current Compensation Committee charter can be found on the Company’s website at www.astecindustries.com. Pursuant to its charter, the Compensation Committee may form and delegate any of its responsibilities to one or more subcommittees comprised of one or more members of the Committee.

The Compensation Committee’s primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section beginning on page 12 of this Proxy Statement. The Company’s Chief Executive Officer typically attends Compensation Committee meetings but is not present for the executive sessions or for any discussion of the CEO’s own compensation. The Company’s Chief Executive Officer has historically given the Compensation Committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the Compensation Committee. Directors’ compensation is established by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2019, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, during 2019, none of our executive officers served on the compensation committee (or equivalent) of the board of directors of another entity whose executive officer(s) served on our Board of Directors or our Compensation Committee, and none of our executive officers served on the board of directors of another entity whose executive officer(s) served on our Compensation Committee. None of the members of the Compensation Committee was an officer or employee of the Company during 2019 or at any time in the past.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof and is responsible for establishing and periodically reviewing and revising the Company’s corporate governance policies and principles. During the first seven months of 2019, Messrs. Frierson (Chairman), Dorey, Sansom and Tellock were members of the Nominating and Corporate Governance Committee. Since August 5, 2019 the members of the Nominating and Corporate Governance Committee have been and currently are Directors Frierson (Chairman), Howell, Potts and Sansom. The Nominating and Corporate Governance Committee held three meetings in 2019 and has approved the Director nominations submitted in this Proxy Statement. All members of the Nominating and Corporate Governance Committee are independent (as independence is defined in the Nasdaq Rules).

The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors. A copy of the current Nominating and Corporate Governance Committee’s charter is available on the Company’s website at www.astecindustries.com.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider written recommendations from shareholders for Company nominees to the Board. A shareholder who wishes to recommend a director candidate may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421. All recommendations received by the Corporate Secretary will be presented to the Nominating and Corporate Governance Committee for its consideration. The Nominating and Corporate Governance Committee will consider those candidates who meet the criteria described below, and the Nominating and Corporate Governance Committee will recommend to the Board nominees who best suit the Board’s needs.

In order for a shareholder to make a nomination (rather than a recommendation) of a director candidate for election at an upcoming annual meeting of stockholders, such shareholder’s nomination must comply with the requirements set forth in the Company’s Advance Notice Bylaw provisions. See the heading “Shareholder Proposals” below for additional information.

The Nominating and Corporate Governance Committee recommends nominees for election to the Board based on a number of qualifications, including but not limited to, independence, character and integrity, diversity, financial literacy, level of education and business experience, sufficient time to devote to the Board, and a commitment to represent the long-term interests of the Company’s shareholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a shareholder. The Nominating and Corporate Governance Committee has not received any recommended nominations from any of the Company’s shareholders in connection with the Annual Meeting.

The Nominating and Corporate Governance Committee identifies potential Company nominees for director through a variety of business contacts, including current executive officers, directors, community leaders and shareholders. The Committee may also, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.

The Nominating and Corporate Governance Committee evaluates candidates to the Board by reviewing their biographical information and qualifications. If the Nominating and Corporate Governance Committee determines that a candidate is qualified to serve on the Board, such candidate is interviewed by at least one member of the Nominating and Corporate Governance Committee and the Chief Executive Officer. Members of the Board also have an opportunity to interview qualified candidates. As described above, the Committee will also consider candidates recommended by shareholders. The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the Company nominate a candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the Committee reviews and considers the incumbent director’s service to the Company during their term, including the number of meetings attended, level of participation, and overall contribution to the Company in addition to such person’s biographical information and qualifications. The Nominating and Corporate Governance Committee gives strong consideration to a wide range of diversity factors as a matter of practice when evaluating candidates to the Board and incumbent directors, but the Committee does not have a formal policy regarding Board diversity.

In evaluating candidates to the Board, the Nominating and Corporate Governance Committee also takes into account the skill sets that are needed to balance and complement the skill sets of other candidates and members of the Board, and the skills and expertise of candidates that facilitate the Company’s compliance with the rules of the Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA).

The Board is nominating four individuals for election as Directors, each of whom is currently a Director. The Nominating and Corporate Governance Committee recommended each of the four nominees to the Board.

Director Transition Plan

On July 27, 2017, the Board of Directors approved a Director Transition Plan which stipulates, unless waived by a majority vote of the Board of Directors then in office, any new Director that reaches his or her 75th birthday will retire from the Board following the election of new Directors at the next Annual Meeting of shareholders. Under the approved plan, all Directors serving on the Board as of July 27, 2017 are eligible to serve for at least one additional complete term upon the expiration of their then current term.

Shareholder Communications

The Board of Directors has unanimously adopted a process to facilitate written communications by shareholders to the Board. Shareholders wishing to write to the Board of Directors of the Company or a specified director or committee of the Board should send correspondence to the Secretary of the Company, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421. All written communications received in such manner from shareholders of the Company shall be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board of Directors, the communication shall be forwarded to all members of the Board of Directors.

Anti-Hedging Policy

Pursuant to our Insider Trading Policy, our directors, officers and employees are prohibited from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company common stock, such as such as prepaid variable forward contracts, equity swaps, collars, and exchange funds.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In the paragraphs that follow, we will give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. This section includes, among other things, an explanation of the overall objectives of our compensation program, what it is designed to reward, and each element of the compensation that we pay. Later in this proxy statement under the heading “Executive Compensation,” you will find a series of tables containing specific information about the compensation earned or paid in 2019 to the following individuals, who we refer to as our named executive officers:

•	Barry A. Ruffalo, Chief Executive Officer and President (“CEO”), effective August 12, 2019;
•	Richard J. Dorris, former Interim Chief Executive Officer, President and Chief Operating Officer, who resigned from the Company effective September 13, 2019;
•	Benjamin G. Brock, former President and Chief Executive Officer, who resigned from the Company effective January 21, 2019;
•	Rebecca A. Weyenberg, Chief Financial Officer (”CFO”), effective December 4, 2019;
•	David C. Silvious, former Vice President, Chief Financial Officer and Treasurer, who resigned from the Company effective December 31, 2019;
•	J. Scott Barker, Senior Vice President-Innovation (formerly Group President Energy Group);
•	Jeffrey M. Schwarz, Group President Aggregate and Mining Group;
•	Jaco G. van der Merwe, Group President Infrastructure Group (formerly Group President Energy Group).

As three individuals held the position of CEO and two individuals held the position of CFO during 2019, we expanded our list to eight named executive officers for discussion in this proxy. The discussion below is intended to help you understand the detailed information provided in the various tables included herein, and to put that information into context within our overall compensation program.

Objectives of Our Compensation Program

Our objectives with respect to the Company’s executive compensation program are to:

•	attract and retain qualified personnel who are critical to the Company’s long-term success and the creation of shareholder value;
•	create a strong link between executive officer compensation and the Company’s annual and long-term financial performance; and
•	encourage the achievement of Company performance goals by utilizing a performance-based incentive structure that is a combination of annual cash awards and stock grants

In order to be effective, we believe our executive compensation program should effectively link Company performance with executive compensation, thereby aligning the interests of our executives with those of our shareholders. We seek to provide direct compensation that is competitive within the marketplace, and believe that a large portion of total compensation should be performance-based and in the form of annual cash incentives and long-term equity awards.

How We Determine and Assess Executive Compensation

Our Compensation Committee of the Board of Directors, composed entirely of independent directors, reviews, determines and approves the base salaries, annual cash incentives, long-term incentives and other compensation of our executive officers, including our named executive officers, with the exception of our CEO. The Compensation Committee performs the same review process regarding the compensation of our CEO but recommends any changes to the CEO’s compensation to the full Board for final approval. Our Compensation Committee is also responsible for making recommendations to the Board with respect to the Company’s executive compensation policies and the adoption of stock and benefit plans.

As a starting point, compensation increases for named executive officers are based on a subjective assessment of a number of factors. As more fully described below, the factors on which this subjective assessment is based fall into three general categories: company performance factors, individual performance factors and competitive market practices, including information provided by outside compensation consultants. It is important to emphasize that the subjective assessment of these factors is qualitative, rather than quantitative, and there are no specific weightings or objective criteria associated with any of the factors.

Our Compensation Committee’s policy is to set senior executive pay at sufficiently competitive levels to attract, retain, and motivate highly talented individuals to contribute to our goals, objectives, and overall financial success. We believe that the Company’s executive compensation program provides an overall level of compensation opportunity that is competitive within a peer group of industrial manufacturing companies of comparable size and complexity. Actual compensation levels may be greater or less than median competitive levels in similar companies based upon annual and long-term Company performance, as well as individual performance.

While market competitiveness is important, it is not the only factor we consider when establishing compensation opportunities of our named executive officers. Actual pay decisions are made following a review and discussion of the financial and operational performance of our businesses, individual performance, internal equity and competitive market practices.

Beginning in 2015, the Compensation Committee began retaining Arthur J. Gallagher & Co.’s Human Resources & Compensation Consulting Practice (“Gallagher”) to assist with recommendations for compensation levels for the Company’s executives and other senior leadership positions and to assist in the design of the annual and long-term incentive programs for these key employees in order to ensure that our compensation remains at sufficiently competitive levels within our industry. The study’s results were used in determining 2016 to 2018 base pay rate increases and as a basis for drafting and approving annual incentive plans and long-term incentive plans for our key employees. During 2018, Gallagher performed an additional compensation study that was used in determining 2019 compensation, including compensation for the Company’s CEO and CFO who were hired in 2019.

Company Performance Factors

The Company’s annual cash incentive and long-term incentive plans covering the named executive officers’ awards are Board approved, formula driven plans, based upon various Company and/or Group performance factors for the year just ended. While Company performance factors may be considered in the determination of base pay changes, they have historically weighed more heavily in the determination of annual cash and long-term incentive compensation for named executive officers. As further explained below, annual cash incentives are based on achievement of performance goals relating to return on capital employed, earnings before interest, taxes, depreciation and amortization (EBITDA) margin and an employee safety metric. Long-term incentive compensation is earned based on achievement of performance goals relating to pre-tax margin and total shareholder return over a three-year performance period. The level of achievement of performance goals is reviewed and approved by the Compensation Committee prior to awards being issued to the executive participants each year.

Individual Performance Factors

The subjective factors considered by the Compensation Committee in relation to a named executive officer’s individual performance for the previous year include management, leadership, staff development, contribution to the Company’s growth, scope of responsibilities and experience and an assessment of the named executive officer’s future performance potential. An assessment of each named executive officer’s individual performance and market data from Gallagher’s pay studies discussed below are considered in connection with setting base salary amounts. Individual performance factors are not considered in determining annual cash and long-term incentive payouts.

Competitive Compensation Practices

As discussed above, the Compensation Committee’s policy is to set named executive officer compensation at sufficiently competitive levels relative to the manufacturing industry, as well as relative to a peer group of industrial manufacturing companies of comparable size and complexity, in order to attract, retain and motivate named executive officers.

With Gallagher’s assistance in 2015, the Compensation Committee reviewed and analyzed competitive market data as background information in connection with setting 2016 compensation levels and to obtain a general understanding of current compensation practices. Data sources included industry-specific and size-adjusted published survey data. In addition, the Compensation Committee compared compensation opportunities for named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our “Peer Group”). In 2018, the Committee again engaged Gallagher to prepare an updated evaluation of the Company’s compensation programs and practices for its executive officers and other key management positions; however, proposed actions based on the results of the study were tabled for reconsideration during mid-2019. Therefore, our executive compensation programs in place in 2017 were largely continued on the same basis in 2018 and 2019, with minor adjustments in base pay rates effective January 1, 2019 (0% to 5%), based upon peer group comparisons, as well as cost of living adjustments and individual performance.

 Our Peer Group used in the 2018 Gallagher compensation analysis consisted of the following 17 comparably-sized companies from the industrial manufacturing industry, each with significant international revenue:

Actuant Corporation	Lindsay Corporation
Alamo Group Inc.	Manitowoc Co.
Altra Industrial Motion Corporation	Nordson Corporation
Circor International Inc.	Spartan Motors, Inc.
Columbus McKinnon Corporation	SPX Corporation
Commercial Vehicle Group	Standex International
Enpro Industries, Inc.	Toro Company
Federal Signal Corporation	Wabash National Corporation
Greenbrier Companies, Inc.

As was the case in the previous Gallagher study, the 2018 study showed that our executives’ base pay rates, annual incentive targets and long-term incentive targets were significantly below market.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the Annual Meeting of Shareholders on April 25, 2019, approximately 97% of the shares voted were cast to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2019 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our shareholders. The results of this advisory vote on executive compensation shows that the compensation paid to our named executive officers and the Company's overall pay practices were supported by a vast majority of the shares voted. No specific changes were made in the compensation paid to our executive officers due to the results of this advisory vote.

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders.

At the Annual Meeting of Shareholders on April 27, 2017, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board determined to continue its policy of having an advisory vote on executive compensation every year. A vote to recommend the frequency of advisory shareholder votes on the compensation of executive officers is required every six years, and accordingly, a vote to recommend the frequency of such votes in the future will occur at the 2023 Annual Meeting.

Elements of Our Compensation Program

The Company’s executive officer compensation program is comprised primarily of base salary, annual cash incentive compensation and long-term incentive compensation in the form of equity grants. We also provide our executive officers certain perquisites and executive benefits, including contributions to the Company’s Supplemental Executive Retirement Plan (“SERP”), as well as other benefits that are generally available to all employees of the Company, including medical and 401(k) plans.

Base Salary

Base salary is the fixed component of our named executive officers’ total direct compensation, as opposed to at-risk compensation based on performance. The Compensation Committee reviews base salaries on an annual basis and base salary increases for named executive officers, when given, historically have reflected a cost of living adjustment, with further increases approved by the Compensation Committee based on a subjective assessment of a number of factors as discussed above. Base salary changes for the CEO are approved by the Company’s full Board. All base salary changes for other Company executives are approved by the Board’s Compensation Committee.

In determining base salaries for the named executive officers each year, the Compensation Committee considers evaluations and recommendations provided by the Company’s CEO regarding whether adjustments to base compensation of the other named executive officers are warranted (each of whom report directly or indirectly to the CEO), its own observations, and information provided by compensation consultants. In recommending changes to the CEO’s base salary, to the full Board for approval, the Compensation Committee considers its own observations and assessments with respect to individual performance, the CEO’s leadership of the Company and information provided by outside compensation consultants.

See the “Executive Management Changes during 2019 and Other NEO Information” section below for discussion of changes in the named executive officers base pay in 2019.

Annual Cash Incentive Compensation

Annual cash incentive compensation rewards an executive officer based on the overall performance of the Company for a given year. 2019 awards are based 100% on total company performance for our CEO and CFO, while awards for Group Presidents are based 50% on total company performance and 50% on group performance. The plan uses two financial metrics—return on capital employed (weighted 45%) and EBITDA margin (weighted 40%), and non-financial metrics related to employee safety (weighted 15%) in determining the annual incentive cash awards. These metrics are the key indicators of proper capital management and are critical to the Company’s success. These elements are measured against pre-determined goals and achievement against those goals. As discussed below, each named executive officer had a target incentive opportunity established as a percentage of their base salary depending upon their position with the Company. Each named executive officer can earn up to 200% of their target incentive amount based on actual performance as compared to performance goals. Board approved adjustments related to restructuring charges, pellet plant revenues and intangible asset amortization were made in determining 2019 bonus payouts.

See below for details of awards granted in 2019.

Long-Term Incentive Compensation

The Company provides long-term incentives to its executive officers through its 2011 Incentive Plan, which permits the grant of various equity based awards, including stock options, stock appreciation rights, restricted stock and performance awards that are payable in stock. Currently, the Company’s stock incentive program provides only for grants of restricted stock units that are payable based on achievement of performance goals. Grants of equity based compensation are designed to create a strong and direct link between executive officer pay and shareholder return and to enable executive officers to develop and maintain a long-term position in the Company’s common stock. Long-term incentive awards based on performance in 2017 - 2019 were determined under the provisions of the Company’s 2016 Restricted Stock Unit Program as described below.

2016 Restricted Stock Unit Program

The 2016 Restricted Stock Unit Program for executives, including our named executive officers (the “2016 RSU Program”), as approved by the Compensation Committee, provides participants with an annual opportunity to earn RSUs based on achievement of pre-established performance goals. The performance goals under the 2016 RSU Programs are based on pre-tax profit margin and total shareholder return relative to a peer group (“TSR”), as further described below. The pre-tax margin goal for our CEO and CFO are based on the entire corporation, whereas the pre-tax margin goals for our Group Presidents are based partially on the results of the entire corporation and partially on group results.

Performance is measured over a three-year period, with overlapping cycles beginning each year. Our named executive officers can earn up to 200% of target awards based on company performance.

The actual number of RSUs earned is based on the level of achievement of two performance metrics as follows:

Performance Matrix for Corporate Executive Officers
(Including our CEO and CFO)

		Performance Goals and Payout Percentages
Performance Metric	Weighting (% of Target Award)	Threshold (0% Payout)	Target (100% Payout)	Maximum (200% Payout)
Pre-Tax Profit Margin - Corporate	70%	3%	7%	11%
Total Shareholder Return	30%	25th percentile	50th percentile	75th percentile

Performance Matrix for Group Presidents

		Performance Goals and Payout Percentages
Performance Metric	Weighting (% of Target Award)	Threshold (0% Payout)	Target (100% Payout)	Maximum (200% Payout)
Pre-Tax Profit Margin - Corporate	20%	3%	7%	11%
Pre-Tax Profit Margin - Group	50%	5%	10%	15%
Total Shareholder Return	30%	25th percentile	50th percentile	75th percentile

The Company’s 2019 performance, after certain adjustments approved by the Company’s Board related to restructuring charges, pellet plant related losses and intangible asset amortization, resulted in stock incentive awards shown in the chart below for our named executive officers. The number of RSUs granted for 2019 performance was determined based upon the Company’s stock price on the date of grant in late February 2020. RSUs granted in February 2020 will vest and convert into shares of the Company’s common stock in equal annual installments on the first, second and third anniversary of the grant date; subject to the individual’s continued employment (other than in certain cases, such as retirement after reaching age 65). Since awards based on 2019 performance under the 2016 Restricted Stock Unit program were not granted until February 2020, they will be reflected in the appropriate tables in next year’s proxy statement.

Actual awards earned under our annual cash incentive plan and long-term incentive plan for 2019 performance are as follows:

	AIP % of Target	AIP Award ($)		LTIP % of Target	LTIP Award ($)
Mr. Ruffalo	N/A	$500,000	(1)	16.58	$69,927
Mr. Dorris	N/A	--	(2)	N/A	--	(2)
Mr. Brock	N/A	--	(2)	N/A	--	(2)
Ms. Weyenberg	N/A	--	(3)	N/A	--	(3)
Mr. Silvious	N/A	--	(2)	N/A	--	(2)
Mr. Barker	61.85	100,496		40.21	65,114
Mr. Schwarz	77.00	137,000		65.13	114,883
Mr. van der Merwe	91.34	170,301		28.55	53,112

(1)  Mr. Ruffalo’s offer letter guaranteed a $500,000 minimum AIP award for the period ended December 31, 2019.

(2)  No AIP or LTIP awards were due to Messrs. Dorris, Brock and Silvious under the terms of their respective separation agreements.

(3)  As Ms. Weyenberg was hired on December 4, 2019, she was not eligible for AIP or LTIP awards for 2019.

Perquisites and other Executive Benefits

Executive officers are eligible for certain perquisites and additional benefits that are not available to all employees (but are available to many management level employees), such as our Supplemental Executive Retirement Plan (“SERP”). The SERP provides additional benefits to individuals whose retirement benefits are affected by the limit on the maximum amount of compensation which may be taken into account under the Company’s 401(k) plan and provides additional benefits on annual profit sharing distributions not recognized under the 401(k) plan. Additional details regarding perquisites and other benefits provided to our named executive officers are disclosed in the Summary Compensation Table and described in the accompanying narrative.

We believe the perquisites and additional benefits provided to our named executive officers are reasonable in light of industry practices and competitive with the perquisites provided to executive officers within our peer group. We review the perquisites provided to our executive officers on an annual basis to ensure that we are providing benefits that align with our overall compensation goal of providing competitive compensation to our executive officers that maximizes the interests of our shareholders.

Executive Management Changes during 2019 and Other NEO Information

Resignation of our CEO—Effective January 21, 2019, Mr. Brock, our former CEO, and the Company entered into a separation agreement whereby Mr. Brock resigned from employment with the Company and also as a Director of the Company. Under the separation agreement, Mr. Brock was paid a cash payment of $250,000 and the Company agreed to reimburse him for up to 18 months of COBRA costs. Additionally, effective with his resignation, the 9,749 outstanding restricted stock units previously granted to him vested immediately.

Appointment of Interim CEO—In connection with the resignation of Mr. Brock, the board appointed Mr. Dorris, the Company’s Executive Vice President and Chief Operating Officer, as Interim CEO of the Company. Mr. Dorris received a 3.5% increase in his salary effective January 1, 2019, bringing his annual salary to $354,584. Mr. Dorris served in this position until Mr. Ruffalo was hired in August 2019. To compensate Mr. Dorris for his service as Interim CEO, the Board granted him a bonus of $100,000. Mr. Dorris entered into a separation agreement with the Company on September 13, 2019, whereby Mr. Dorris resigned from employment with the Company and was granted severance pay totaling $354,584 to be paid in quarterly installments through September 30, 2020. Under the terms of the separation agreement, 7,845 of outstanding RSUs previously granted to Mr. Dorris were forfeited.

Appointment of New CEO—Mr. Ruffalo was hired as the Company’s President and CEO effective August 12, 2019. Mr. Ruffalo’s offer letter stipulated an annual salary of $750,000; a one-time RSU grant having a value equal to $750,000 (with equal annual vesting on the first, second and third anniversary of his employment); participation in the Company’s long-term incentive plan with a target award opportunity of 150% of his salary; and participation in the Company’s annual cash incentive program with the target award equaling 100% of his salary. For 2019, Mr. Ruffalo was entitled to the greater of a pro-rated 2019 annual bonus or a guaranteed $500,000 bonus.

Appointment of New CFO—Ms. Weyenberg was hired as the Company’s CFO effective December 4, 2019. Ms. Weyenberg’s offer letter stipulated an annual salary of $375,000; a sign-on bonus of $75,000 to be paid 30 days after active employment; a one-time RSU grant having a value equal to $200,000 (with equal annual vesting on the first, second and third anniversary of her employment); participation in the Company’s long-term incentive plan with a target award opportunity of 70% of her salary; and participation in the Company’s annual cash incentive program with a target award opportunity of 70% of her salary. Due to her employment date being late in 2019, Ms. Weyenberg did not participate in either incentive plan during 2019.

Resignation of Prior CFO—Mr. Silvious and the Company entered into a separation agreement whereby Mr. Silvious resigned from employment with the Company effective December 31, 2019. Under the separation agreement, Mr. Silvious was granted severance pay totaling $207,884 to be paid in three quarterly installments through September 30, 2020. Under the terms of the separation agreement, 4,622 of outstanding RSUs previously granted to Mr. Silvious were forfeited. Additionally, under the terms of the Separation agreement, Mr. Silvious did not receive an award under the Company’s long-term incentive plan or annual cash incentive plan for 2019 performance. Mr. Silvious had received a 3.5% cost of living base pay increase effective January 1, 2019.

Appointment of New Group President-Energy—Mr. Barker, the prior President of GEFCO, Inc. was appointed as Group President-Energy effective January 29, 2019, with an annual salary of $294,000 to bring his salary in line with other Group Presidents (a 49% increase from his salary as President of GEFCO, Inc.). As a group president, Mr. Barker participated in the Company’s long-term incentive plan and annual cash incentive program with target award opportunities of 60% of his salary for both plans. In October 2019, Mr. Barker transitioned into his current position of Senior Vice President-Innovation.

Group President-Infrastructure—In addition to his duties as Group President-Infrastructure, Mr. van der Merwe assumed additional temporary responsibilities for supervising the Energy Group in October 2018, at which time he received a 10.7% salary increase, bringing his annual salary to the current $310,000. Due to this increase in late 2018, no additional changes to Mr. van der Merwe’s base salary were made in 2019. As a group president, Mr. van der Merwe participates in the Company’s long-term incentive plan and annual cash incentive program with target award opportunities of 60% of his salary for both plans.

Group President-Aggregate and Mining—Mr. Schwarz, who assumed this position in 2018, received a 5.0% salary increase (for merit and cost of living factors) effective January 1, 2019, bringing his annual salary to $294,000. As a group president, Mr. Schwarz participates in the Company’s long-term incentive plan and annual cash incentive program with target award opportunities of 60% of his salary for both plans.

Executive Change in Control Severance Plan

In 2016, the Compensation Committee adopted an Executive Change in Control Severance Plan, which provides change of control severance benefits for a select group of key executives, including our named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” within two years following a change of control of the Company.

The change of control severance benefits are intended to keep participating key leaders “neutral” to the possibility of corporate transactions in the best interests of shareholders by removing the fear of job loss and other distractions that may result from potential, rumored or actual changes of control of the Company. All benefits under our change of control plan are “double-trigger” benefits, meaning that no compensation will be paid to participants solely upon the occurrence of a change of control so as to not create an unintended incentive. We believe that this structure is appropriate for employees whose jobs are in fact terminated in such a transaction, without providing a windfall to those who continue employment following the transaction.

The specific terms of the Executive Change in Control Severance Plan, and the potential payments and benefits to our named executive officers are described more fully in the “Potential Payments upon Termination or Change of Control” section below.

Other Factors Affecting Compensation

Tax Considerations

Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to a company’s named executive officers. Prior to enactment of the Tax Cuts and Jobs Act of 2017, this limitation generally did not apply to compensation paid to the chief financial officer or to compensation paid based on achievement of pre-established performance goals if certain requirements were met.

In prior years, in connection with making decisions on executive compensation, the Committee took into consideration the provisions of Section 162(m), with the intent to maximize the effectiveness of our compensation programs by taking into consideration the requirements of performance-based compensation under Section 162(m), while also maintaining flexibility and reserving the right to award non-deductible compensation as it deemed appropriate.

With the repeal of the exemption from Section 162(m)’s deduction limit for performance-based compensation, effective for taxable years beginning on or after January 1, 2018, compensation paid to our covered executive officers in excess of $1 million will not be deductible, except for certain arrangements in place as of November 2, 2017 that qualify for transition relief under the new 162(m) rules.

Accounting Considerations

The Company considers the accounting implications of all aspects of its executive compensation program. As a result of the provisions of FASB ASC Topic 718, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on our selection of forms of equity compensation. In addition, accounting treatment is just one of many factors impacting plan design and pay determinations. Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.

Additional Executive Compensation Policies

Stock Ownership Guidelines

The Company’s Stock Ownership Guidelines for Executives requires Company executives to accumulate and hold shares of common stock of the Company having a value of at least the following:

CEO	5x annual base salary
CFO, Group President, and VP-Admin	2x annual base salary
Corporate Controller	1.5x annual base salary

Until the Executive has satisfied the above stock ownership guidelines, such Executive is required to retain fifty percent (50%) of the “net shares” of common stock received from the Corporation as compensation that are issued after July 28, 2016. Furthermore, once an executive has satisfied the stock ownership guidelines, any future sales of stock by such executive shall be permitted only to the extent that such executive shall continue to meet the guidelines immediately following such sale.

Clawback Policy

The Company adopted a Clawback Policy on April 26, 2018 covering current and former executive officers. Compensation subject to the policy includes annual cash bonus and performance based stock awards. Under the policy, in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, the Company will use reasonable efforts to recover excess amounts paid to the aforementioned executives whom the Board has determined engaged in fraud or willful misconduct that contributed to the need to restate the financial statements for any period within the three most recently completed fiscal years.

Changes in Our Compensation Program beginning in 2020

For fiscal 2020, the Compensation Committee revised our annual and long-term incentive programs. The primary focus of these changes is to ensure that the programs are aligned with our short and long-term strategy and to adjust our programs to be more aligned with market practice. The primary components of this new program are discussed below.
Annual Incentive Plan (AIP)
We will continue to incentivize all participants in the program based on two financial metrics and one safety goal, with the following changes:
•
We have changed the prior goal of EBITDA as a percentage of sales to EBITDA expressed in terms of dollars because this metric is well understood by all participants, is easy to calculate, and is a focus at all levels within our organization. Weighting: 50%

•
Working capital turns will replace return on capital employed as a metric in the AIP since this needs to be a top priority for our company in the short-term. This metric is calculated as net sales divided by average working capital and measures the efficiency of using working capital to generate sales. A key component for this metric is inventory management which is a top priority in 2020. Weighting: 35%

•	Measurement of the safety goal will be consistent with prior years. Weighting: 15%
•	Most of the other design features will remain the same with the exception that the threshold payout level will be raised to 50% of target from 0%.
Long-Term Incentive Plan (LTIP)
We are changing our LTIP for 2020 to be more in line with typical market practice and to encourage our key executives to have greater share ownership and better alignment with our shareholders. We will continue to have a portion of our LTIP earned based on long-term performance, but we are also adding a time-based element to the program which will encourage retention and foster a greater sense of ownership in our Company.
Performance-based element (PSUs): PSUs will comprise 50% of the total LTI value awarded in 2020, and will be earned based on performance over a three-year period using two metrics:
•
Return on invested capital (ROIC) will account for 50% of the total PSU award value. ROIC has historically been tied to shareholder value, and supports a disciplined approach to capital management. While a similar metric has been a part of the AIP in prior years, we believe that this return measure is more appropriate as a long-term measure going forward.

•
Total shareholder return (TSR) relative to a peer group will still account for the remaining 50% of PSUs. This is the same metric that has been included in the LTIP since 2016, and measures our performance relative to a custom peer group.

•	Most of the other design features will remain the same with the exception that the threshold payout level will be raised to 50% of target from 0%.
Time-based element (RSUs): RSUs will comprise the remaining 50% of the 2020 total LTI value. The award will vest equally over a three-year period, and vesting will begin on the first anniversary of the grant date.

EXECUTIVE COMPENSATION

Summary Compensation Table

This table provides information regarding compensation paid to or earned by our 2019 named executive officers for each of the years ended December 31, 2019, 2018 and 2017 in which they were also named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (8)	Total ($)
Barry A. Ruffalo, Chief Executive Officer(1)	2019	292,788	500,000	(5)	750,068	--	187,020	1,729,876
Richard J. Dorris, Interim CEO, Executive Vice President and CEO	2019 2018 2017	251,163 342,593 332,615	100,000 -- --	(6)	-- 140,241 329,691	-- -- 123,352	450,291 72,041 81,805	801,454 554,875 867,463
Benjamin G. Brock, CEO	2019 2018 2017	28,526 500,000 482,051	-- -- --		-- 270,940 637,097	-- -- 238,361	375,808 91,017 114,404	404,334 861,957 1,471,913
Rebecca A. Weyenberg, CFO(2)	2019	28,365	75,000	(7)	200,042	--	--	303,407
David C. Silvious, VP, CFO and Treasurer	2019 2018 2017	277,179 267,806 258,750	-- -- --		-- 87,290 205,199	-- -- 76,767	325,434 45,287 62,894	602,613 400,383 603,610
J Scott Barker, Sr. VP Innovation,	2019	292,435	--		--	100,496	115,477	508,408
Jeffrey Schwarz Group President Aggregate and Mining	2019 2018	294,000 234,876	-- --		59,606 38,992	137,000 98,523	63,056 160,271	553,662 532,662
Jaco G. van der Merwe Group President Infrastructure	2019 2018	310,000 289,885	-- --		11,410 88,998	170,301 16,493	49,859 51,984	541,570 447,360

(1)	Mr. Ruffalo was hired as the Company’s President and Chief Executive Officer effective August 12, 2019.

(2)	Ms. Weyenberg was hired as the Company’s Chief Financial Officer effective December 4, 2019.

(3)
Amounts reflect the grant date fair value of RSUs granted in the reported year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the RSUs is equal to the Company’s per share stock value on each grant date times the number of RSUs granted. For more information regarding annual RSU grants pursuant to our long-term incentive program, see the Compensation Discussion and Analysis section of this proxy statement.

(4)	Reflects annual incentive award earned based on achievement of pre-established performance goals, as more fully described in the Compensation Discussion and Analysis section of this proxy statement.

(5)	Reflects guaranteed portion of annual incentive award.

(6)	Reflects bonus paid to Mr. Dorris for assuming the extra duties of Interim CEO for a portion of 2019.

(7)	Reflects payment of a sign-on bonus.

(8)	Amounts included in this column for 2019 include the following:

	Ruffalo	Dorris	Brock	Weyenberg	Silvious	Barker	Schwarz	van der Merwe
Employer contribution to 401(k) plan	$--	$8,400	$1,223	$--	$8,400	$8,400	$8,400	$8,400
Employer contribution to SERP	10,529	35,116	12,500	--	27,484	26,291	38,902	32,649
Automobile	8,172	12,895	15,877	--	40,378	10,660	15,754	8,357
Compensation for unused vacation	--	39,296	50,712	--	41,288	--	--	453
Reimbursed relocation costs	102,359	--	--	--	--	47,412	--	--
Tax gross on relocation cost reimbursement	64,659	--	--	--	--	22,714	--	--
Severance pay	--	354,584	295,496	--	207,884	--	--	--
Other	1,301	--	--	--	--	--	--	--
TOTAL	$187,020	$450,291	$375,808	--	$325,434	115,477	$63,056	$49,859

Grants of Plan-Based Awards for Calendar Year 2019

The following table sets forth individual grants of awards made to each named executive officer during 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)		($)(4)
Mr. Ruffalo		--	281,250	562,500
	8/12/19				25,383	(3)	750,068
Mr. Dorris

Mr. Brock

Ms. Weyenberg
	12/4/19				5,343	(3)	200,042
Mr. Silvious			166,307	332,614

Mr. Barker		--	161,915	323,830

Mr. Schwarz		--	176,400	352,800
	2/28/19				1,562	(2)	59,606
Mr. van der Merwe			186,000	372,000
	2/28/19				299	(2)	11,410

(1)	Represents potential threshold, target and maximum payout opportunities for financial performance in 2019 under the annual cash incentive plan in place.

(2)
Represents restricted stock units granted under our 2016 Restricted Stock Unit Program based on 2018 performance. The restricted stock units granted in 2018 vest three years from the date they are granted or earlier upon the death, disability or retirement of the grantee after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards. Awards based on 2019 performance under the 2016 Restricted Stock Unit Program were granted in February 2020, and will be reflected in the Grants of Plan Based Awards for Calendar Year 2019 table in next year’s proxy statement.

(3)	Represents restricted stock units granted on the date of hire, pursuant to executive’s offer letter.

(4)
Represents the aggregate grant date fair value of each restricted stock unit award. The grant date fair value of the awards is determined pursuant to FASB ASC Topic 718 and is equal to the Company’s stock price on the date of grant times the number of RSUs granted.

Ratio of Chief Executive Officer to Median Employee Compensation in 2019

The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

We identified the individual designated as our “median employee” in connection with our 2018 proxy (based on 2017 compensation). We determined that the duties, responsibilities, full time status, and pay structure for the identified median employee did not substantially change from 2017 to 2019, nor has the overall headcount of our Company significantly changed, and as such, we are using the same employee as our median employee for 2019. We determined the median employee’s 2019 total annual compensation, calculated in a manner consistent with the rules applying to the Summary Compensation Table for our named executive officers, to be $55,422. As the Company had three different CEO’s during 2019, we calculated annual CEO compensation for the purposes of this disclosure by annualizing Mr. Ruffalo’s base salary, company contributions to retirement plans and other amounts shown in the Summary Compensation Table that would have been earned at higher levels had he been employed by the Company for the full year. We did not annualize one-time payments such as Mr. Ruffalo’s initial stock grant or relocation reimbursements. The total as adjusted annual compensation of our CEO was $2,323,814. Accordingly, the ratio of CEO pay to median employee pay was 42:1 for 2019.

Outstanding Equity Awards at December 31, 2019

This table discloses outstanding stock awards for the named executive officers as of December 31, 2019.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)
Mr. Ruffalo	25,383	[1]	1,066,086

Mr. Dorris	--		--

Mr. Brock	--		--

Ms. Weyenberg	5,343	[2]	224,406

Mr. Barker	11	[6]	462

Mr. Schwarz	913	[3]	38,346
	42	[4]	1,764
	733	[5]	30,786
	662	[6]	27,804
	1,562	[7]	65,604

Mr. van der Merwe	1,068	[5]	44,856
	1,511	[6]	63,462
	299	[7]	12,558

(1)
Reflects restricted stock units granted under our 2011 Incentive Plan to Mr. Ruffalo as of his date of hire (August 12, 2019). The restricted stock units vest as to one third of the units on August 12, 2020, 2021 and 2022, respectively, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(2)
Reflects restricted stock units granted under our 2011 Incentive Plan to Ms. Weyenberg as of her date of hire (December 4, 2019). The restricted stock units vest as to one third of the units on December 4, 2020, 2021 and 2022, respectively, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(3)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vested as to 100% of the units on February 28, 2020, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(4)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2021, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(5)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vested as to 100% of the units on February 28, 2020, which is the third anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(6)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2021, which is the third anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(7)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2022, which is the third anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(8)	Reflects the value calculated by multiplying the number of restricted stock units by $42.00, which was the closing price of our common stock on December 31, 2019.

Option Exercises and Stock Vested in 2019

This table provides information regarding the vesting of restricted stock units held by the name executive officers during 2019.
Stock Awards (RSUs)
Name	Number of shares acquired upon vesting	Value realized on vesting ($) (1)
Mr. Ruffalo	--	--
Mr. Dorris	--	--
Mr. Brock	10,855	469,069
Ms. Weyenberg	--	--
Mr. Silvious	--	--
Mr. Barker	--	--
Mr. Schwarz	351	19,545
Mr. van der Merwe	--	--

(1) Value realized represents the fair market value of the shares on the vesting date.

Nonqualified Deferred Compensation for the Year Ended December 31, 2019

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings (Losses) in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Mr. Ruffalo	--	10,529	753	--	11,282
Mr. Dorris	--	43,682	98,921	--	617,293
Mr. Brock	--	12,500	128,332	(811,305)	--
Ms. Weyenberg	--	--	--	--	--
Mr. Silvious	--	27,484	82,441	--	494,365
Mr. Barker	--	26,291	14,402	--	59,936
Mr. Schwarz	--	38,902	37,225	--	184,671
Mr. van der Merwe	--	32,649	22,899	--	111,069

(1)
Reflects the annual Company contributions made to the Supplemental Executive Retirement Plan (SERP) accounts of the named executive officers in an amount equal to 10% of the executive’s total compensation, as defined in the plan. These amounts are reflected in the Summary Compensation Table in the “All Other Compensation” column.

(2)
Reflects the aggregate earnings (losses) credited to the executive’s account during 2019, which include interest and other earnings based on the investment elections of the executive. All investment elections provide market returns and there were no preferential or above-market earnings that would be required to be included in the Summary Compensation Table in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column.

(3)
To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the “Aggregate Balance at Last FYE” column have been reported as compensation in the Summary Compensation Table for the applicable year.

The Astec Industries, Inc. Supplemental Executive Retirement Plan (SERP) provides a fully vested retirement benefit to our named executive officers upon their termination of employment with the Company.

During a participant’s employment, the Company contributes 10%, unless specified otherwise by the Board, of such participant’s compensation (which includes base salary and annual cash incentive awards but excludes certain amounts, such as an amount realized from the granting or vesting of restricted stock units) to each named executive officer’s SERP account. This amount is credited with earnings or losses based on the rate of return on the Participant’s investment elections, which include money market funds, mutual funds, and Company common stock, and are generally the same investment choices available under our 401(k) plan.

Upon separation from service, the Company will pay the participant a single lump sum in cash equal to the amount in his or her SERP account or a participant may elect to receive payment in annual installments, not to exceed 10 years. If a participant dies before receiving the lump sum payment, or, in the case of an annual installment election, before receiving all installments, the SERP account balance will be distributed to his or her survivor in a single lump sum as soon as practicable following the participant’s death.

Accelerated withdrawal is not permitted except in certain limited circumstances specified in the plan. The Company may terminate the SERP at any time but must pay participants the account value as determined under the SERP.

Potential Payments upon Termination or Change-in-Control

As a matter of business philosophy, the Company generally does not enter into separate employment or severance agreements with individual senior executive officers, including the Company’s named executive officers. However, the Company’s Executive Change in Control Severance Plan (the “Severance Plan”) provides for severance payments and benefits to the Company’s executive officers, including the named executive officers, in the event their employment is involuntarily terminated in connection with a change in control of the Company. Major provisions of the plan are as follows:

Under the Severance Plan, participants are grouped into three tiers of benefits, as selected and designated by the Compensation Committee. The following named executive officers participate in the Severance Plan as of December 31, 2019: Mr. Ruffalo, as a Tier I Participant; and Ms. Weyenberg and Messrs. Barker, Schwarz and van der Merwe, as Tier II Participants.

Under the Severance Plan, if a participating executive’s employment is terminated by the Company without cause or by the participant for good reason (as such terms are defined in the Severance Plan), and the termination occurs within a 24 month period following a change in control of the Company (or if the termination occurs prior to a change in control and it can reasonably be shown that the termination was in connection with the change in control), the participant will be entitled to certain severance payments and benefits (the “Change in Control Severance Benefits”). The Change in Control Severance Benefits include lump sum cash payments of the following amounts: (1) a pro rata target annual bonus for the year of termination, (2) a severance payment equal to 3.0 times, in the case of a Tier I Participant, or 2.0 times, in the case of a Tier II Participant, or 1.5 times, in the case of a Tier III Participant, the participant’s base salary and target annual bonus, and (3) a payment equal to the full cost to provide group health benefits to the participant for 36 months, in the case of a Tier I Participant, or 24 months, in the case of a Tier II Participant, or 18 months, in the case of a Tier III Participant (based on group health benefits sponsored by the Company and maintained by the participant as of the termination date). In addition, all of the participant’s outstanding stock options, restricted stock units and other stock awards with time-based vesting restrictions will become fully vested and exercisable, and all of the participant’s outstanding performance-based stock awards will be deemed to have been fully earned as of the termination date based on an assumed achievement of all relevant performance goals at “target” level, and will payout within 60 days following the termination date. The participant will also be eligible for 12 months following the termination date for up to $25,000 of outplacement services payable by the Company.

As a condition to receiving payments and benefits under the Severance Plan, a participant must enter into a separation agreement with the Company, which will contain a general release of claims and certain restrictive covenants, including non-competition, customer non-solicitation and employee non-recruitment, that will apply for a period of 12 months, in the case of a Tier I Participant, or eight months, in the case of a Tier II or Tier III Participant, following the participant’s termination of employment.

The Severance Plan does not provide for any tax gross-ups. In the event a participant would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the participant would be reduced to the maximum amount that does not trigger the excise tax unless the participant would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

In addition, our 2011 Incentive Plan provides that, regardless of a change in control, in the event of a termination of employment due to death, disability or retirement (after reaching age 65), all outstanding stock options, restricted stock units and other stock awards with time-based vesting restrictions will become fully vested and exercisable, and all outstanding performance-based stock awards will be deemed to have been earned on a pro rata basis at “target” level of performance.

The following table sets forth the estimated payments and benefits to each of the named executive officers if their employment with the Company had been terminated under various circumstances as of December 31, 2019.

Named Executive Officer	Involuntary Termination or Voluntary Resignation without a Change in Control) ($)	Involuntary Termination in connection with Change in Control ($)		Termination Due to Retirement, Death or Disability ($)
Mr. Ruffalo
Cash Severance	--	4,500,000	(1)	--
Payment for Health Benefits	--	90,648	(2)	--
Value of Equity Acceleration	--	1,066,086	(3)	1,066,086	(3)
Outplacement Services	--	25,000		--
Total	--	5,681,734		1,066,086

Mr. Dorris
Severance Payment	--	--		354,584	(4)
Total	--	--		354,584

Mr. Brock
Severance Payment	--	--		250,000	(5)
Payment for COBRA Benefits	--	--		45,496	(5)
Equity Awards Accelerated	--	--		469,069	(6)
Total	--	--		764,565

Ms. Weyenberg
Cash Severance	--	1,275,000	(1)	--
Health Benefits	--	33,504	(2)	--
Value of Equity Acceleration	--	224,406	(3)	224,406	(3)
Outplacement Services	--	25,000		--
Total	--	1,557,910		224,406

Mr. Silvious
Severance Payment	--	--		207,884	(7)
Total	--	--		207,884

Mr. Barker
Cash Severance	--	940,800	(1)	--
Health Benefits	--	14,784	(2)	--
Value of Equity Acceleration	--	462	(3)	462	(3)
Outplacement Services	--	25,000		--
Total	--	981,046		462

Mr. Schwarz
Cash Severance	--	940,800	(1)	--
Health Benefits	--	45,576	(2)	--
Value of Equity Acceleration	--	164,304	(3)	164,304	(3)
Outplacement Services	--	25,000		--
Total	--	1,175,680		164,304

Mr. van der Merwe
Cash Severance	--	992,000	(1)	--
Health Benefits	--	45,576	(2)	--
Value of Equity Acceleration	--	120,876	(3)	120,876	(3)
Outplacement Services	--	25,000		--
Total	--	1,183,452		120,876

(1)
Reflects severance payment equal to 3.0 times, in the case of Mr. Ruffalo, or 2.0 times, in the case of Ms. Weyenberg and Messrs. Barker, Schwarz and van der Merwe, the executive’s base salary and target annual bonus. No pro rata bonus for 2019 is reflected in this table, as the actual annual incentive earned by each named executive officer for 2019 is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Reflects cash payment equal to the cost of health coverage for 36 months in the case of Mr. Ruffalo, or 24 months in the case of Ms. Weyenberg and Messrs. Barker, Schwarz and van der Merwe.

(3)	Reflects the value (based upon the fair market value of Company common stock on December 31, 2019) of unvested RSUs that vest upon the designated event.

(4)
Mr. Dorris resigned from the Company effective September 13, 2019, and the Company and Mr. Dorris entered into a separation agreement pursuant to which Mr. Dorris will receive payments totaling $354,584 (of which $88,646 was paid prior to December 31, 2019, with the remainder scheduled to be paid in 2020).

(5)
Mr. Brock resigned from the Company effective January 21, 2019, and the Company and Mr. Brock entered into a separation agreement pursuant to which Mr. Brock received a lump sum payment of $250,000 in 2019, reimbursement of COBRA benefits for up to 18 months, and the accelerated vesting of 14,349 restricted stock units previously granted to Mr. Brock under the Company’s 2011 Incentive Plan.

(6)	Represents the value of 14,349 restricted stock units on July 31, 2019, the date of their accelerated vesting.

(7)
Mr. Silvious resigned from the Company effective December 31, 2019, and the Company and Mr. Silvious entered into a separation agreement pursuant to which Mr. Silvious will receive payments totaling $207,884, to be paid during the first nine months of 2020.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. Amounts that would be distributed pursuant to our SERP for retirement eligible executives are indicated in the Nonqualified Deferred Compensation Plan table above.

DIRECTOR COMPENSATION

Name (1)	Fees Earned Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
James B. Baker	70,000	65,000	135,000
Tracey H. Cook	51,427	65,000	116,427
William G. Dorey	22,500	115,000	137,500
Daniel K. Frierson	67,500	65,000	132,500
William D. Gehl	78,116	65,000	143,116
Mary L. Howell	34,137	65,000	99,137
Charles F. Potts	12,500	115,000	127,500
William B. Sansom	27,500	115,000	142,500
William Bradley Southern	53,740	65,000	118,740
Glen E. Tellock	62,500	65,000	127,500

(1)
Mr. Ruffalo and Mr. Brock, two of our named executive officers, served as directors of the Company during a portion of 2019 (with Mr. Ruffalo beginning serving on August 12, 2019 and Mr. Brock serving until his resignation on January 21, 2019), but are not included in this section because they received no compensation for serving as directors of the Company.

(2)	Reflects annual retainers and supplemental retainers earned under the Company’s director payment plan and paid in cash, as described below.

(3)
Reflects the grant date fair value of (i) restricted stock units awards granted as payment of each director’s annual stock award, (ii) common stock awards granted as payment of the director’s annual retainer, with respect to Messrs. Dorey and Sansom, and (iii) deferred stock awards granted as payment of the director’s annual retainer, with respect to Mr. Potts, in each case pursuant to the Company’s director compensation program, as described below. The fair value of awards of common stock and deferred stock was determined by reference to the market price of the underlying shares on the grant date and in accordance with FASB ASC Topic 718.

The following table shows the aggregate number of restricted stock units and deferred stock awards held by each director who is not a named executive officer as of December 31, 2019:

Director	Restricted Stock Units	Deferred Stock Awards
Mr. Baker	1,968	--
Ms. Cook	1,968	--
Mr. Dorey	1,968	--
Mr. Frierson	1,968	7,143
Mr. Gehl	1,968	17,781
Ms. Howell	1,968	--
Mr. Potts	1,968	5,650
Mr. Sansom	1,968	--
Mr. Southern	1,968	--
Mr. Tellock	1,968	--

Material Terms of Director Compensation Plan

Our director compensation program provides for both cash and equity compensation for our non-employee directors.

Annual Retainers. All non-employee directors receive an annual board retainer fee of $50,000, which they individually elect to receive in the form of cash, stock or deferred stock.

Supplemental Annual Retainers. Any non-employee director who serves as the Board’s non-Executive Chairman or Lead Director or serves on any Board committee receive a supplemental annual retainer as follows:

Service Description	Amount
Non-Executive Chairman	$50,000
Lead Director (if appointed)	$15,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating and Governance Committee Chair	$10,000
Audit Committee member	$7,500
Compensation Committee member	$5,000
Nominating and Governance Committee member	$5,000

Annual Stock Award. Each non-employee director receives a grant of restricted stock units equal in value to $65,000 on the grant date on the day following each year’s annual shareholder meeting. The restricted stock units vest and convert to shares of Company common stock on the day prior to the next Annual Meeting of shareholders, assuming the participants continued service as a director.

Non-employee directors could elect to defer the receipt of common stock received as payment of the annual retainer or due to the vesting restricted stock units issued as their annual stock award until the earlier of (i) his or her termination of service as a director, or (ii) another designated date at least three years after the date of such deferral election. If any dividends or other rights or distributions of any kind were distributed to shareholders prior to the non-employee director’s receipt of his or her deferred shares, an amount equal to the cash value of such distribution was credited to a deferred dividend account for the non-employee director. The deferred dividend account provided the non-employee director with the right to receive additional shares of common stock having a fair market value as of the date of the dividend distribution equal to the cash value of the distributions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in this proxy statement.

COMPENSATION COMMITTEE

William G. Dorey (Chairman)
James B. Baker
Tracey H. Cook
William Bradley Southern
Glen E. Tellock

This Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

Decisions and recommendations regarding the financial reporting procedures of the Company are made by the Audit Committee of the Board of Directors, which was comprised of Directors Baker, Cook, Dorey, Frierson, Gehl, Potts, Sansom, Southern and Tellock during the entire 2019 year and Director Howell upon her appointment to the Board in early 2019. The following report is not subject to incorporation by reference in any filings made by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We, as a committee of the Board of Directors, oversee the Company’s financial reporting process on behalf of the Board of Directors. We operate under a written charter adopted by the Board of Directors. This report reviews the actions we have taken with regard to the Company’s financial reporting process during 2019 and the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

In March 2004, the Board also designated us to serve as the Company’s Qualified Legal Compliance Committee, or QLCC, in accordance with SEC rules and regulations. In our capacity as the QLCC, we are responsible for handling reports of a material violation of the securities laws or a breach of a fiduciary duty by the Company, its officers, directors, employees, or agents. In our capacity as the QLCC, we have the authority and responsibility to inform the Company’s Chief Executive Officer of any violations. We can determine whether an investigation is necessary and can take appropriate action to address these reports. If an investigation is deemed necessary or appropriate, we have the authority to notify the Board, initiate an investigation and retain outside experts.

We are composed solely of independent directors, as that term is defined in Rule 5605(a)(2) of the Nasdaq Rules, and as independence for audit committee members is defined in the Nasdaq Rules. None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates. Mr. Baker, Ms. Cook and Mr. Tellock have been designated by the Board as our financial experts.

The Company’s management has the primary responsibility for the Company’s consolidated financial statements and reporting process, including the systems of internal controls. The Company’s outside auditors are responsible for performing an independent integrated audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board and issuing reports thereon. Our responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the independent auditors to serve as the Company’s independent registered public accounting firm for the coming year.

We have implemented procedures to ensure that during the course of each year, we devote the attention that we deem necessary or appropriate to fulfill our oversight responsibilities under our charter. To carry out our responsibilities, we met nine times during 2019.

In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited consolidated financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

We reviewed with the Company’s independent registered public accounting firm during 2019, KPMG LLP, as to their judgments about the quality (rather than just the acceptability) of the Company’s accounting principles. We discussed with KPMG LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board AS No. 1301 (Communication with Audit Committees). In addition, we discussed with KPMG LLP their independence from management and the Company, and we received and discussed with KPMG LLP the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding their communications with us regarding their independence. We also considered whether the provision of services during 2019 by KPMG LLP that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of the Company’s interim consolidated financial statements during 2019 was compatible with maintaining KPMG LLP’s independence with respect to the time it was performing services for the Company.

Additionally, we discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. We met with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James B. Baker, Chairman
Tracey H. Cook
William G. Dorey
Daniel K. Frierson
William D. Gehl
Mary L. Howell
Charles F. Potts
William B. Sansom
William Bradley Southern
Glen E. Tellock

March 18, 2020

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its related persons (as such term is defined in Item 404(a) of Regulation S-K) can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a written policy with respect to related person transactions which requires either the Company’s Audit Committee or the Company’s Compensation Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the Company’s written policy, any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s related persons had, has or will have a direct or indirect material interest, must be reviewed, and if appropriate, approved or ratified by either the Audit Committee or the Compensation Committee.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of Company’s Common Stock as of February 21, 2020, by the following individuals or groups:

•	each of our current directors, nominees for director, and Named Executive Officers individually;
•	all our directors and executive officers as a group; and
•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock.

The percentage of beneficial ownership of common stock is based on 22,551,781 shares deemed outstanding as of February 21, 2020. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe, based on information furnished to us, that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Name and Address[1]	Shares Beneficially Owned[2]		Percent of Class
Directors, Nominees and Named Executive Officers:
Barry A. Ruffalo	--		--%
Richard J. Dorris	8,852		--
Benjamin G. Brock	201,794	(3)	--
Rebecca A. Weyenberg	62		--
David C. Silvious	1,514		--
J. Scott Barker	--		--
Jeffrey Schwarz	2,541	(4)	--
Jaco van der Merwe	5,068	(5)	--
James B. Baker	9,327		--
Tracey H. Cook	--		--
William G. Dorey	17,098		--
Daniel K. Frierson	8,672	(6)	--
William D. Gehl	11,388	(7)	--
Mary L. Howell	--		--
Charles F. Potts	5,047		--
William B. Sansom	30,332		--
William Bradley Southern	--		--
Glen E. Tellock	12,957		--
All directors, nominees and executive officers as a group[6]	321,411	(8)	1.4%

5% Shareholders
BlackRock, Inc.	3,503,144	(9)	15.5%
Vanguard Group, Inc.	2,166,160	(10)	9.6%
Gabelli Funds, Inc.	1,866,670	(11)	8.3%
Dimensional Fund Advisors LP	1,829,528	(12)	8.1%

1 Except as otherwise noted, the address of each beneficial owner listed in the table is c/o Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.

2 The amounts of the Company’s Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated. As indicated, certain of the shares included are beneficially owned by the holders by virtue of their ownership of rights to acquire such shares pursuant to deferred stock rights and restricted stock units. Unless indicated in the table, the number of shares included in the table as beneficially owned by a director, nominee or officer does not exceed one percent of the Common Stock of the Company outstanding on February 21, 2020.

3 Beneficially owned shares included 190,939 shares owned as of Mr. Brock’s employment severance date in January 2019 plus 10,855 shares issued to him upon the vesting of his RSUs.

4 Beneficially owned shares include 1,646 of restricted stock units that convert to shares of Common Stock on a future date, subject to earlier settlement upon retirement.

5 Beneficially owned shares include 1,068 of restricted stock units that convert to shares of Common Stock on a future date, subject to earlier settlement upon retirement.

6 Includes 2,032 deferred stock rights, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.

7 Includes 7,720 deferred stock rights, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.

8 Includes 461 shares of Common Stock held in the Company’s 401(k) Plan, 9,752 deferred rights to shares of Common Stock and 6,341 restricted stock units which convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

9 The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. beneficially owns 3,503,144 shares, with sole dispositive power over all such shares and sole voting power over 3,442,923 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY  10055.

10 The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group. According to the Schedule 13G/A, The Vanguard Group, Inc. beneficially owns 2,166,160 shares, with sole voting power over 21,714 shares, shared voting power over 6,538 shares, sole dispositive power over 2,140,967 shares, and shared dispositive power over 25,193 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

11 The number of shares reported and the information included in this footnote were derived from separate Schedule 13F-HRs filed with the SEC on February 14, 2020 by Gabelli Funds LLC (“Gabelli”) and GAMCO Investors, Inc. et al (“GAMCO”). According to the Schedule 13F-DRs filed, Gabelli beneficially owns 614,800 shares, with sole voting and dispositive power over all such shares and GAMCO beneficially owns 1,281,870 shares with sole dispositive power over all such shares and sole voting power over 1,146,370 shares. The address for each of Gabelli and GAMCO is One Corporate Center, Rye, New York 10580.

12 The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP (“Dimensional”). According to the Schedule 13G, Dimensional, a registered investment adviser, may be deemed to have beneficial ownership of 1,829,528 shares, which are held by certain investment companies, trusts and accounts for which Dimensional serves as investment manager, adviser or sub-adviser. Dimensional has sole dispositive power over all such shares and sole voting power over 1,756,625 shares. Dimensional disclaims beneficial ownership of all such shares. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own beneficially more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. In addition, Item 405 of Regulation S-K requires the Company to identify in this Proxy Statement any person that may have failed to file a Section 16(a) form in a timely manner. Based solely upon reports filed with the Securities and Exchange Commission by each such person, the Company believes that its directors, executive officers and greater than 10% shareholders timely complied with all applicable Section 16(a) filing requirements during 2019, except for one filing each related to the Company funding of participants SERP accounts and granting of RSUs were filed late on behalf of Jeffrey M. Schwarz and Jaco van der Merwe.

AUDIT MATTERS

KPMG LLP (“KPMG”) has served as the Company’s independent registered public accounting firm since January 1, 2015. Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2019 and 2018 and fees billed for other services rendered by the firm during 2019 and 2018.

	2019	2018
Audit Fees(1)	$3,765,000	$4,175,650
Audit-Related Fees(2)	10,930	763
Tax Fees	--	--
All Other Fees	--	--
Total	$3,775,930	$4,176,413

(1)
Audit Fees consisted of professional services performed for the integrated audit of the Company’s annual consolidated financial statements and the required review of consolidated financial statements included in the Company’s Form 10-Q filings, as well as fees for subsidiary statutory audits.

(2)	Audit related fees are for certification work performed related to royalty payments between Company subsidiaries and consultations on accounting matters.

Audit Fee Approval

The Company’s Audit Committee preapproved all audit fees, audit related fees and tax fees that were paid to KPMG LLP in 2019 and 2018.

Audit Committee Pre-Approval Policy

Since October 24, 2002, the Company’s Audit Committee has approved all fees for audit and non-audit services of the Company’s independent registered public accounting firm prior to engagement. It is the policy of the Audit Committee, as set forth in the Audit Committee Charter, to pre-approve, to the extent required by applicable law, all audit and non-audit services provided to the Company by its independent registered public accounting firm. In accordance with applicable law, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant the required pre-approvals, provided that the decisions of any member(s) to whom such authority is delegated to pre-approve an activity shall be presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee has delegated to each of its members the authority to grant the required pre-approvals for any engagement that does not exceed twenty-five thousand dollars ($25,000).

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by KPMG LLP for the year ended December 31, 2019. The Audit Committee has determined that the services rendered and the fees billed in 2019 that were not related to the audit of the Company’s consolidated financial statements are compatible with the independence of KPMG LLP as the Company’s independent registered public accounting firm.

SOLICITATION OF PROXIES

The costs of soliciting proxy appointments will be paid by the Company. The Company’s directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, internet or otherwise, but they will not receive additional compensation for their services. The Company may request brokers holding stock in their names, or the names of nominees, to forward proxy soliciting material to the beneficial owners of such stock and will reimburse such brokers for their reasonable expenses.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The delivery rules regarding proxy statements and annual reports may be satisfied by delivering a single copy of a proxy statement and annual report or notice of availability of these materials to an address shared by two or more shareholders. This method of delivery is referred to as “householding.” Currently, the Company is not householding for registered shareholders, but brokers, dealers, banks or other entities which hold Common Stock in “street name” for beneficial owners of Common Stock and which distribute proxy statements and annual reports or notice of availability of these materials they receive to beneficial owners may be householding. Such brokers, dealers, banks or other entities may deliver only one proxy statement and annual report or notice of availability to certain multiple shareholders who share an address, unless the Company or such other distributor has received contrary instructions from one or more of those shareholders. The Company undertakes to deliver promptly upon request a separate copy of the proxy statement and/or annual report or notice of availability of these materials to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold shares of Common Stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report or notice of availability either now or in the future, please send a written request to the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421. Shareholders who hold Common Stock through a broker, dealer, bank or other entity, who share an address and are receiving multiple copies of annual reports or proxy statements or notices of availability and who prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement, annual report and/or or notice of availability, as requested, by contacting such broker, dealer, bank or other entity.

Our Annual Report and Proxy Statement will also be available on the web prior to our Annual Meeting. Once posted, you will be able to access, view and download this year’s Annual Report and Proxy Statement on the web at www.proxyvote.com.

OTHER MATTERS

Management does not know of any other matters to be brought before the meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy appointment and this Proxy Statement properly come before the meeting, the persons appointed as proxies will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company, made pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, intended to be presented for consideration at the 2021 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 1, 2020 in order to be included in the Company’s proxy statement and form of proxy relating to the 2021 Annual Meeting of Shareholders.

The Company’s Advance Notice Bylaw provisions require that shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of our Bylaws, no later than January 30, 2021 and no earlier than December 31, 2020. Each shareholder making such a nomination would be required to provide certain information, representations and undertakings as outlined in our Bylaws. Any shareholder proposal not received during the foregoing timeframe will be considered untimely and, if such proposal is nonetheless presented at the 2021 Annual Meeting of Shareholders, then the proxy holders will be able to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

ANNUAL REPORT

The Company’s consolidated financial statements and other financial information for the year ended December 31, 2019 may be found in the Company’s 2019 Annual Report, which has been made available to all shareholders. The 2019 Annual Report does not form any part of the material for the solicitation of proxies.

ANY SHAREHOLDER WHO HAS NOT RECEIVED A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, AS FILED WITH THE SEC SHALL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE DIRECT YOUR WRITTEN REQUEST TO THE CORPORATE SECRETARY, ASTEC INDUSTRIES, INC. AT 1725 SHEPHERD ROAD, CHATTANOOGA, TENNESSEE 37421.

ASTEC INDUSTRIES, INC.
ATTN: STEPHEN C. ANDERSON
1725 SHEPHERD ROAD
CHATTANOOGA, TN 37421

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 29, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time April 29, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E92161-P33425

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASTEC INDUSTRIES, INC.

Vote on Proposal 1:

The Board of Directors recommends that you vote FOR all nominees on the following proposal:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. To elect as directors the nominees listed below:

Nominees:

01) William D. Gehl
02) William G. Dorey
03) Charles F. Potts
04) Barry A. Ruffalo

Vote on Proposal 2:

The Board of Directors recommends that you vote FOR the following proposal:

	For	Against	Abstain
2. To approve the Compensation of the Company's named executive officers.	☐	☐	☐

Vote on Proposal 3:

The Board of Directors recommends that you vote FOR the following proposal:

	For	Against	Abstain
3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2020.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). **If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.** If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

You can now access your ASTEC INDUSTRIES, INC. account online.

Access your Astec Industries, Inc. shareholder account online via Investor Center™.

The transfer agent for Astec Industries, Inc. now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at www.computershare.com/Investor

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

FOLD AND DETACH HERE

E92162-P33425

ASTEC INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints William D. Gehl and Stephen C. Anderson and each of them, with individual power of substitution, proxies to vote all shares of the Common Stock of Astec Industries, Inc. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held in Chattanooga, Tennessee on April 30, 2020 and at any adjournment thereof, as listed on the reverse side.

For participants in the Company's 401(k) Retirement Plan, as amended and restated ("Plan"), this card also provides voting instructions to the Trustee under the Plan for the undersigned's allowable portion, if any, of the total number of shares of Common Stock of the Company held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE; FOR PROPOSALS 2 AND 3; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 30, 2020.

ASTEC INDUSTRIES, INC.

ASTEC INDUSTRIES, INC.
ATTN: STEPHEN C. ANDERSON
1725 SHEPHERD ROAD
CHATTANOOGA, TN 37421

E92164-P33425

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 21, 2020
Date: April 30, 2020 **Time:** 10:00 A.M. EDT
Location: Astec Industries, Inc.
4101 Jerome Ave.
Chattanooga, Tennessee

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 16, 2020 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E92165-P33425

Voting Items

The Board of Directors recommends that you vote FOR all nominees on the following proposal:

1. To elect as directors the nominees listed below:

   Nominees:

   01) William D. Gehl
   02) William G. Dorey
   03) Charles F. Potts
   04) Barry A. Ruffalo

The Board of Directors recommends that you vote FOR the following proposal:

The Board of Directors recommends that you vote FOR the following proposal:

E92166-P33425

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